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                                                     Exhibit 99.1




April 13, 1998

By Telecopy and Federal Express

Administrator
Mortgage and Real Estate Division
430 West Allegan
Lansing, MI 48922

Re:  Investment in Home Properties of New York, Inc.

Ladies and Gentlemen:

The purpose of this letter is to confirm the agreement by Home Properties of New York, Inc. ("HME") to sell to the State Treasurer of the State of Michigan, Custodian of the Michigan Public School Employees' Retirement System, State Employees' Retirement System, Michigan State Police Retirement System and Michigan Judges' Retirement System ("SMRS") 1,320,755 shares of HME's common stock for a purchase price of $35 million ($26.50 per share).

It is our understanding that SMRS will wire funds in the above amount to the order of HME on April 22, 1998. Upon receipt of those funds, HME will issue and deliver to the order of SMRS 1,320,775 fully registered and listed shares of HME's common stock.

In addition, SMRS has agreed to waive its rights under Sections
7.1 and 7.2 of the Partnership Interest Purchase Agreement, dated December 23, 1996, to purchase additional shares of common stock of HME with respect to the next $100 million raised by HME in Private Offerings and Public Offerings (as defined in that Agreement) that are closed prior to December 31, 1998.

To confirm the agreement of SMRS to the above, please sign the enclosed copy of this letter and return it to me by telecopy with original signatures to follow by overnight mail.

Sincerely,

HOME PROPERTIES OF NEW YORK, INC.

/s/ Norman Leenhouts
---------------------------
Norman Leenhouts
Chairman

AGREED TO ON BEHALF OF SMRS:

/s/ Alan H. VanNoord
---------------------------
Alan H. VanNoord
Director - Bureau of Investments